Issuer Free Writing Prospectus filed pursuant to Rule 433 supplementing the Prospectus dated March 31, 2016 Registration No. 333-210502

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Right Notes

THE RIGHT WAY TO INVEST

GM Financial Right Notes? are more than just an investment for you—they are an investment in us. The program offers a convenient way to personally invest while supporting our customers and dealers.

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Current Rates

Right Notes offer a tiered rate of return. Compare our rates to what you’re currently earning and see if they are right for you.

1.15%

TIER 1

Investments Less than $15,000

1.20%

TIER 2

Investments $15,000-$50,000

1.25%

TIER 3

Investments More than $50,000

Investing in Right Notes involves certain risks. Review the prospectus for further details on how interest rates are set.

Features & Benefits

Right Notes are a flexible investment opportunity that allows you to put aside money while still having access to your funds whenever you need them.

Get Started

Higher rates than most savings accounts

$500 minimum initial investment

24/7 access to your money with no additional fees

Daily interest automatically reinvested monthly

Convenient online enrollment & investment management

Additional investments ($50 minimum) are accepted at anytime — including direct from payroll or pension

How to Invest

Whether you’re saving or investing, GM Financial Right Notes are a convenient solution. Right Notes are unsecured debt obligations of GM Financial offered in the U.S. by prospectus only. You can add to your Right Notes investment in a variety of ways, including payroll, pension and Social Security direct investments. You can also set up recurring automatic payments from your bank account. See how easy it is to invest.

1. Confirm eligibility

Right Notes are available to individuals and entities with a U.S. address and a SSN or Federal Tax ID number, including:

GM and GM Financial U.S. employees and retirees

U.S. employees of GM dealerships

How to Invest

Whether you’re saving or investing, GM Financial Right Notes are a convenient solution. Right Notes are unsecured debt obligations of GM Financial offered in the U.S. by prospectus only. You can add to your Right Notes investment in a variety of ways, including payroll, pension and Social Security direct investments. You can also set up recurring automatic payments from your bank account. See how easy it is to invest.

1. Confirm eligibility

Right Notes are available to individuals and entities with a U.S. address and a SSN or Federal Tax ID number, including:

GM and GM Financial U.S. employees and retirees

U.S. employees of GM dealerships

Please Note: Right Notes are currently unavailable to Florida residents. Check back soon for updates.

2. Understand your investment

Read the prospectus. The prospectus is the legal document we filed with the Securities and Exchange Commission (SEC) that provides details about Right Notes. This, along with the Right Notes Plan, may help you make a more informed decision.

Download Prospectus Download Right Notes Plan

3. Complete the investment form

Visit our convenient and secure enrollment website to electronically fund your initial investment from your U.S. bank account. (Cash cannot be accepted.)

4. Invest and start earning

You will earn daily interest on your principal investment. Your interest will be automatically reinvested to your Right Notes at the end of each month.

Get Started

Online Access

Your Right Notes profile and transaction history is available to you anytime, anywhere. Managing your Right Notes investment online is the easiest and most convenient way to track progress, check your balance, and more.

Check current rates

Review investment balance and transaction history

Initiate investment transactions

Update profile information

Request redemption with no fees

Set up Right Notes activity alerts

Get Started

FAQs

Am I eligible to invest in the Right Notes?

Where can I learn more about GM Financial?

Is a Right Notes investment FDIC insured?

How do I contact the Right Notes Service Center?

See More FAQs

Information & Forms

Enrollment

Prospectus

Download

Right Notes Plan

Download

Privacy Notice

Download

Change Request

Profile updates, additional investments and redemption options

Download

Creating Right Notes for a trust and trustee updates

Download

Corporate Resolution

Identify individuals who can transact on corporate, trust or partnership Notes

Download

Contact Info

GM Financial Right Notes Customer Service

Call

1-844-556-1485

Hours

Monday through Friday 8 a.m. to 7 p.m. (ET)

Mail

GM Financial Right Notes P.O. Box 534016 Pittsburgh, PA 15253-4016(Cash cannot be accepted)

Current Rates | Features | How to Invest | Online Access | FAQs | Information & Forms | Contact Info

Creating Right Notes for a trust and trustee updates — Download

Corporate Resolution

Identify individuals who can transact on corporate, trust or partnership Notes — Download

CONTACT INFO

GM Financial Right Notes Customer Service

Call	Hours	Mail
1-844-556-1485	Monday through Friday 8 a.m. to 7 p.m. (ET)	GM Financial Right Notes P.O. Box 534016 Pittsburgh, PA 15253-4016 (Cash cannot be accepted)

Right Notes are unsecured debt obligations of General Motors Financial Company, Inc. and are not guaranteed by General Motors Company. Right Notes do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation. Right Notes are not a money market fund, which are typically diversified funds consisting of short-term debt securities of many issuers, and therefore do not meet the diversification and investment quality standards set forth for money market funds by the Investment Company Act of 1940.

General Motors Financial Company, Inc. ("GM Financial") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at gmfinancial.com/rightnotes. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.

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